                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY
                           (A WHOLLY-OWNED SUBSIDIARY
                           OF THE ALPINE GROUP, INC.)

                        UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                                JANUARY 28, 1996

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                     ASSETS

                                                                                                        APRIL 30,
                                                                                                          1995
                                                                                           JANUARY 28,  ---------
                                                                                              1996
                                                                                           -----------
                                                                                           (UNAUDITED)
Current assets:
  Cash...................................................................................   $      11   $       4
  Accounts receivable (less allowance for doubtful accounts;
   January, $62; April, $40).............................................................      37,607      18,268
  Inventories............................................................................      47,478      19,665
  Other current assets...................................................................       2,637       1,041
                                                                                           -----------  ---------
    Total current assets.................................................................      87,733      38,978
Property, plant and equipment (less accumulated depreciation: January, $8,235; April,
 $3,713).................................................................................      72,917      26,132
Goodwill (less accumulated amortization: January, $2,598; April, $1,557).................      48,668      32,161
Due from parent..........................................................................      23,403      --
Other long-term assets...................................................................         575       1,017
                                                                                           -----------  ---------
      Total assets.......................................................................   $ 233,296   $  98,288
                                                                                           -----------  ---------
                                                                                           -----------  ---------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Current portion of long-term debt......................................................   $  --       $   1,600
  Accounts payable.......................................................................      35,929      16,281
  Accrued expenses and other liabilities.................................................      10,500       3,640
                                                                                           -----------  ---------
    Total current liabilities............................................................      46,429      21,521
                                                                                           -----------  ---------
Notes payable to parent..................................................................     125,841      --
                                                                                           -----------  ---------
Notes payable to affiliate...............................................................       1,995      --
                                                                                           -----------  ---------
Long-term debt, less current portion.....................................................       6,352      25,320
                                                                                           -----------  ---------
Deferred income taxes....................................................................       5,693       5,693
                                                                                           -----------  ---------
Other long-term liabilities..............................................................       1,493       1,493
                                                                                           -----------  ---------
Stockholder's equity:
  Common stock, $.01 par value; authorized 10,000 shares; issued 1,000 shares............      --          --
  Additional paid-in capital.............................................................      41,144      41,144
  Foreign currency translation...........................................................        (698)     --
  Retained earnings......................................................................       5,047       3,117
                                                                                           -----------  ---------
    Total stockholder's equity...........................................................      45,493      44,261
                                                                                           -----------  ---------
      Total liabilities and stockholder's equity.........................................   $ 233,296   $  98,288
                                                                                           -----------  ---------
                                                                                           -----------  ---------

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            THREE MONTHS ENDED
                                                                                         ------------------------
                                                                                         JANUARY 28,  JANUARY 29,
                                                                                            1996         1995
                                                                                         -----------  -----------
Net sales..............................................................................  $    84,445   $  30,513
Cost of goods sold.....................................................................       75,481      27,554
                                                                                         -----------  -----------
  Gross profit.........................................................................        8,964       2,959
Selling, general, and administrative expense...........................................        2,138       1,250
Amortization of goodwill...............................................................          349         281
                                                                                         -----------  -----------
  Operating income.....................................................................        6,477       1,428
Interest expense, net..................................................................        4,041         752
                                                                                         -----------  -----------
  Income before income taxes...........................................................        2,436         676
Income tax expense.....................................................................        1,016         289
                                                                                         -----------  -----------
    Net income.........................................................................  $     1,420   $     387
                                                                                         -----------  -----------
                                                                                         -----------  -----------
    Net income per share of common stock...............................................  $  1,420.00   $  387.00
                                                                                         -----------  -----------
                                                                                         -----------  -----------

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            NINE MONTHS ENDED
                                                                                        -------------------------
                                                                                        JANUARY 28,   JANUARY 29,
                                                                                            1996         1995
                                                                                        ------------  -----------
Net sales.............................................................................  $    281,461  $    96,227
Cost of goods sold....................................................................       255,407       86,576
                                                                                        ------------  -----------
  Gross profit........................................................................        26,054        9,651
Selling, general, and administrative expense..........................................         5,743        3,696
Amortization of goodwill..............................................................         1,041          842
                                                                                        ------------  -----------
  Operating income....................................................................        19,270        5,113
Interest expense, net.................................................................        11,842        2,141
                                                                                        ------------  -----------
  Income before income taxes and extraordinary item...................................         7,428        2,972
Income tax expense....................................................................         3,395        1,304
                                                                                        ------------  -----------
  Income before extraordinary item....................................................         4,033        1,668
Extraordinary (loss) on early extinguishment of debt (net of income tax impact of
 $1,195)..............................................................................         2,103      --
                                                                                        ------------  -----------
  Net income..........................................................................         1,930        1,668
  Retained earnings at beginning of period............................................         3,117          196
                                                                                        ------------  -----------
  Retained earnings at end of period..................................................  $      5,047  $     1,864
                                                                                        ------------  -----------
                                                                                        ------------  -----------
Income per share of common stock:
  Income before extraordinary item....................................................  $   4,033.00  $  1,668.00
  Extraordinary (loss) on early extinguishment of debt................................     (2,103.00)     --
                                                                                        ------------  -----------
  Net income per share of common stock................................................  $   1,930.00  $  1,668.00
                                                                                        ------------  -----------
                                                                                        ------------  -----------

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                             NINE MONTHS ENDED
                                                                                         -------------------------
                                                                                         JANUARY 28,   JANUARY 29,
                                                                                             1996         1995
                                                                                         ------------  -----------
Cash flows from operating activities:
  Net income before extraordinary item.................................................  $      4,033   $   1,668
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization......................................................         5,726       2,775
    Amortization of deferred financing costs...........................................           333         216
  Change in assets and liabilities:
    Accounts receivable................................................................         9,777       1,301
    Inventories........................................................................         5,223      (3,328)
    Other current assets...............................................................          (573)       (178)
    Accounts payable...................................................................         4,169         426
    Accrued expenses and other liabilities.............................................            94         (69)
                                                                                         ------------  -----------
Cash provided by operating activities..................................................        28,782       2,811
                                                                                         ------------  -----------
Cash flow from investing activities:
  Acquisitions, net of cash acquired...................................................      (103,409)     --
  Capital expenditures.................................................................        (2,561)     (1,139)
  Capital expenditures on BICC assets..................................................        (3,895)     --
  Other................................................................................           135        (138)
                                                                                         ------------  -----------
Cash (used for) investing activities...................................................      (109,730)     (1,277)
                                                                                         ------------  -----------
Cash flow from financing activities:
  Borrowings (repayments) under revolving credit facilities, net.......................       (16,522)        630
  Borrowings (advances) from/to Parent.................................................       104,726        (250)
  Long-term borrowings.................................................................       141,352      --
  Repayments of long-term borrowings...................................................      (145,386)     (1,914)
  Capitalized financing costs..........................................................        (3,215)     --
                                                                                         ------------  -----------
Cash provided by (used for) financing activities.......................................        80,955      (1,534)
                                                                                         ------------  -----------
    Net increase in cash and cash equivalents..........................................             7      --
Cash at beginning of period............................................................             4           4
                                                                                         ------------  -----------
Cash at end of period..................................................................  $         11   $       4
                                                                                         ------------  -----------
                                                                                         ------------  -----------
Supplemental disclosures:
  Cash interest paid or charged by Parent during the period............................  $     12,252   $   2,124
                                                                                         ------------  -----------
                                                                                         ------------  -----------
  Cash paid during the period for income taxes.........................................  $    --        $     437
                                                                                         ------------  -----------
                                                                                         ------------  -----------
Non-cash investing and financing activities:
  Acquisition of business:
    Assets, net of cash acquired.......................................................  $    126,127
    Liabilities assumed................................................................       (22,718)
                                                                                         ------------
      Net cash paid....................................................................  $   (103,409)
                                                                                         ------------
                                                                                         ------------

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 28, 1996
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION
    The accompanying unaudited condensed consolidated financial statements of Superior Telecommunications Inc. (the "Company") reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of operations for the interim periods presented. The Company is a wholly owned subsidiary of The Alpine Group, Inc. ("Alpine"). These financial statements should be read in conjunction with the summary of accounting policies and the notes to the financial statements included in the Companys financial statements for the year ended April 30, 1995.

2.  INVENTORIES
    The components of inventories are:

                                                                       JANUARY 28,  APRIL 30,
                                                                          1996        1995
                                                                       -----------  ---------
                                                                           (IN THOUSANDS)
Raw material.........................................................   $   9,808   $   6,879
Work in process......................................................       9,763       4,325
Finished goods.......................................................      27,907       8,461
                                                                       -----------  ---------
                                                                        $  47,478   $  19,665
                                                                       -----------  ---------
                                                                       -----------  ---------

3.  ALCATEL ACQUISITION
    On May 11, 1995, the Company completed the acquisition (the "Alcatel Acquisition") of the U.S. and Canadian copper wire and cable business (the "Alcatel Business") of Alcatel NA Cable Systems, Inc. and Alcatel Canada Wire, Inc. (collectively, "Alcatel NA"). In connection with the acquisition, the Company sold $140,000,000 aggregate principal amount of notes (the "Alcatel Acquisition Notes"). The following reflects the preliminary allocation of the purchase price of the net assets of the Alcatel Business based upon the estimated fair values of such assets (in thousands):

Estimated acquisition cost.......................................  $ 103,409
Less: historical book value of net assets at May 11, 1995........    (80,909)
Write-up of property, plant and equipment........................     (4,945)
Accrual of Alcatel employee relocation and severance costs.......        500
                                                                   ---------
Acquisition goodwill.............................................  $  18,055
                                                                   ---------
                                                                   ---------

    The estimated acquisition cost of $103,409,000 included $102,909,000 paid in cash to Alcatel NA and acquisition expenses estimated at $500,000.

    The Alcatel Acquisition has been accounted for using the purchase method, and, accordingly, the results of operations of the Alcatel Business are included in the Companys results on a prospective basis from the date of acquisition. Unaudited condensed pro forma results of operations for the nine months ended January 28, 1996 and January 29, 1995 which give effect to the Alcatel acquisition as if

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                JANUARY 28, 1996
                                  (UNAUDITED)

3.  ALCATEL ACQUISITION (CONTINUED)
the transaction occurred on May 1, 1994 are presented below. The pro forma amounts reflect acquisition related purchase accounting adjustments, including adjustments to depreciation and amortization expense. The pro forma financial information does not purport to be indicative of either the results of operations that would have occurred had the acquisition taken place at the beginning of the periods or of future results of operations.

                                                                                      PRO FORMA
                                                                               ------------------------
                                                                                     (UNAUDITED)
                                                                                  NINE MONTHS ENDED
                                                                               ------------------------
                                                                               JANUARY 28,  JANUARY 29,
                                                                                  1996         1995
                                                                               -----------  -----------
                                                                                (IN THOUSANDS, EXCEPT
                                                                                   PER SHARE DATA)
Net sales....................................................................  $   288,982  $   241,589
Income before income tax expense and extraordinary item......................        7,610          937
Income before extraordinary item.............................................        4,215          563
  Net income.................................................................        2,122          563
Income per share of common stock:
  Income before extraordinary item...........................................  $  4,215.00  $    563.00
  Net income.................................................................     2,122.00       563.00

4.  DEBT
    Debt consists of the following:

                                                                                 JANUARY 28,  APRIL 30,
                                                                                    1996        1995
                                                                                 -----------  ---------
                                                                                     (IN THOUSANDS)
Lease finance obligation.......................................................   $   5,000   $   5,000
Promissory note................................................................       1,352
Revolving credit loan..........................................................      --          16,533
Term loan......................................................................      --           5,387
                                                                                 -----------  ---------
  Total debt...................................................................       6,352      26,920
  Less: Current portion........................................................      --           1,600
                                                                                 -----------  ---------
  Long-term debt...............................................................   $   6,352   $  25,320
                                                                                 -----------  ---------
                                                                                 -----------  ---------

    On May 11, 1995, the Company issued the Alcatel Acquisition Notes (see  Note
3), with the proceeds used to (1) pay the initial purchase price for the Alcatel Acquisition, (2) repay amounts outstanding under the Companys revolving credit facility and its term loan and, (3) pay fees and expenses amounting to $5.1 million, with the balance being added to Company cash reserves.

    On July 21, 1995, Alpine completed the placement of $153 million of 12.25% Senior Secured Notes (the "Alpine Notes") and entered into an $85 million revolving credit facility (the "Credit Facility"). A portion of the proceeds from the Alpine Notes and the Credit Facility were advanced by Alpine to the Company and used to redeem the Alcatel Acquisition Notes. The Alpine Notes are guaranteed by the Company and Adience, Inc. ("Adience"), another Alpine subsidiary, and are secured by a pledge of the capital stock of the Company and Adience. The Credit Facility which allows Alpine to make additional revolving credit loans to the Company to fund its working capital needs (see Note 5) is guaranteed by the Company.

                SUPERIOR TELECOMMUNICATIONS INC. AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                JANUARY 28, 1996
                                  (UNAUDITED)

4.  DEBT (CONTINUED)
    As a result of the aforementioned redemption of the Alcatel Acquisition Notes, the Company recognized a $3.3 million extraordinary loss on the early extinguishment of debt during the nine months ended January 28, 1996.

5.  RELATED COMPANY TRANSACTIONS
    As a result of funds advanced by Alpine to the Company in connection with the redemption of the Alcatel Acquisition Notes (see Note 4), the Company is indebted to Alpine under notes payable amounting to $125.9 million at January 28, 1996.

    Such notes payable to Alpine include:

        (1) an $88.9 million promissory note due in 2003 (subject to certain mandatory prepayment requirements), with interest payable semiannually at an annual rate of 14%; and

        (2) $37.0 million in borrowings under a revolving credit facility between Alpine and the Company due in 2000, with interest payable monthly at prime plus 0.375% or LIBOR plus 2.25%. Borrowings from Alpine by the Company under the revolving credit facility are subject to a borrowing base determined as a percentage of eligible accounts receivable and inventory (as defined). The revolving credit facility is secured by a pledge of the Company's accounts receivable and inventory.

    Total interest expense charged by Alpine to the Company under the aforementioned promissory note and revolving credit facility amounted to approximately $8.4 million and $3.8 million for the three month and nine month periods ended January 28, 1996, respectively.

    In November 1995, the Company entered into a note agreement whereby Adience's Canadian subsidiary advanced $2.0 million to Superior Cable Corporation, the Company's Canadian subsidiary. The advance bears interest at 8% and is payable on demand.

    Alpine allocates insurance expenses to the Company based on projected payrolls, property values and forecasted losses. Such allocated costs totaled $417,404 and $695,673 for the three and nine month periods ended January 28, 1996.